Exhibit EX-99(h)(4)

AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of             , 2009 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (f/k/a PFPC Inc.) (“PNC”) and GUIDESTONE FUNDS (f/k/a AB FUNDS TRUST) (the “Trust”).

BACKGROUND

A.	The Trust and PNC entered into a Transfer Agency Services Agreement dates as of August 27, 2001, as amended, (the “Agreement”) relating to PNC’s provision of transfer agency services to the Trust.

B.	The parties desire to amend the Agreement as set forth below.

TERMS

IN CONSIDERATION of the mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree to the statements made above and as follows:

1. Modifications to Agreement. The Agreement shall be modified as follows:

(a) The term “PFPC Inc.” shall be replaced each place it may occur with “PNC Global Investment Servicing (U.S.) Inc.” and the defined term “PFPC” shall be replaced each place it may occur with “PNC”.

(b) Section 15 of the Agreement is amended by inserting the following as a new paragraph (m):

(m) Red Flag Services (the “Red Flag Section”).

(i) PNC agrees to provide the Fund, commencing on the earliest date that any of the Red Flag Requirements (as defined below) become effective (“Effective Date”), with the “Red Flag Services”, which is hereby defined to mean the following services:

(a) PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flag Section, the capitalized terms below will have the respective meaning ascribed to each:

(1) “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(2) “Identity Theft” means a fraud committed or attempted using the indentifying information of another person without authority.

Exhibit EX-99(h)(4)

(3) “Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry”).

(4) “Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(5) “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(6) “Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(b) PNC will provide the Fund with printed copy of or Internet viewing access to the Controls.

(c) PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Holder (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(d) PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

(e) Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(ii) The Fund agrees it is responsible for complying with the Red Flag Requirements, for determining the applicability of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”) to the Fund and the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters. This Red Flag Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flag Section. The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time. The Fund will receive notification within a reasonable time frame and will review these changes. Commencing as of the Effective Date, the Fund shall be obligated to pay, and PNC shall be entitled to receive, the fee for Red Flag Services as established by PNC in conjunction with the implementation of the Red Flag Services and PNC may not increase such

Exhibit EX-99(h)(4)

fees during the remaining then-current term of the Agreement. The Fund’s remedy in the event it elects not to pay a Red Flag fee thereafter implemented by PNC is to terminate the Red Flag Services.

(iii) Notwithstanding any other provision of the Agreement:

(a) PNC shall not be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PNC or its affiliates. PNC’s cumulative, aggregate liability to the Fund for any and all losses, claims, suits, controversies, breaches or damages (“claims”) for any cause whatsoever related to the terms of this Amendment and regardless of the form of action or legal theory shall not exceed the greater of (i) $25,000, or (ii) fees received by PNC for the Red Flag Services during the six (6) months immediately prior to the date of the last such claim, up to a maximum of $50,000; and

(b) In the event of a material breach of this Red Flag Section by PNC, the Fund shall be entitled exclusively to terminate the Red Flag Services by complying with the notice and cure period provisions in the Agreement, but shall not be entitled to terminate the Agreement.

2. Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Agreement with respect to such subject matter.

4. The Amendment may be executed in two or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.

5. The Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc. (f/k/a PFPC Inc.)

By:
Name:
Title:

Exhibit EX-99(h)(4)

GUIDESTONE FUNDS (f/k/a AB FUNDS TRUST)

By:
Name:
Title:

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